Filed Pursuant to Rule 424(b)(2)

File No. 333-195697

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series N, Fixed Rate Notes	$2,500,000,000	99.825%	$2,495,625,000	$289,991.63

(1)	The total registration fee of $289,991.63 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 16 dated September 21, 2015

(to Prospectus Supplement dated May 30, 2014

and Prospectus dated May 5, 2014)

WELLS FARGO & COMPANY

Medium-Term Notes, Series N

Fixed Rate Notes

Aggregate Principal Amount

Offered:	$2,500,000,000

Trade Date:	September 21, 2015

Original Issue Date (T+5):	September 28, 2015

Stated Maturity Date:	September 29, 2025; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest

Interest Rate:	3.55%

Interest Payment Dates:	Each March 29 and September 29, commencing March 29, 2016, and at maturity

Price to Public (Issue Price):	99.825%, plus accrued interest, if any, from September 28, 2015

Agent Discount

(Gross Spread):	0.45%

All-in Price (Net of

Agent Discount):	99.375%, plus accrued interest, if any, from September 28, 2015

Net Proceeds:	$2,484,375,000

Benchmark:	UST 2.0% due August 15, 2025

Benchmark Yield:	2.196%

Spread to Benchmark:	+137.5 basis points

Re-Offer Yield:	3.571%

Redemption:	The notes are not redeemable at the option of Wells Fargo & Company

Listing:	None

		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$2,262,500,000

Agents (Co-Managers):	Capital One Securities, Inc.	75,000,000
	BB Securities Limited	37,500,000
	BMO Capital Markets Corp.	37,500,000
	TD Securities (USA) LLC	37,500,000

Agents (Junior Co-Managers):	Apto Partners, LLC	10,000,000
	CastleOak Securities, L.P.	10,000,000
	Lebenthal & Co., LLC	10,000,000
	Loop Capital Markets LLC	10,000,000
	The Williams Capital Group, L.P.	10,000,000

	Total:	$ 2,500,000,000

Plan of Distribution:	On September 21, 2015, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.375%, plus accrued interest, if any, from September 28, 2015. The purchase price equals the issue price of 99.825% less a discount of 0.45% of the principal amount of the notes.

BB Securities Limited is not a broker-dealer registered with the Securities and Exchange Commission, and therefore may not make sales of any notes in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that BB Securities Limited intends to effect sales of the notes in the United States, it will do so only through Banco do Brasil Securities LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law. BB Securities Asia Pte. Ltd. may be involved in the sales of the notes in Asia.

Certain U.S. Federal

Income Tax Consequences:	Tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BGP9